REIMBURSEMENT AGREEMENT

This Reimbursement Agreement, dated as of _October 15, 2018_ (as amended, restated, modified, or supplemented from time to time, this “Agreement”) has been entered into by and between The Bank of Nova Scotia (the “Bank”) and The Cincinnati Insurance Company (the “Applicant”).

Pursuant to this Agreement, the Applicant may from time to time, pursuant to one or more Applications (as defined below), request that the Bank issue or amend one or more of its irrevocable standby letters of credit or irrevocable letters of guarantee (each, a “Bank Credit”). The Applicant may also request and authorize the Bank to request and authorize another financial institution acceptable to the Bank in its sole discretion (any such other institution being a “correspondent”) to issue or amend one or more irrevocable standby letters of credit or irrevocable letters of guarantee (each, a “Bank-Supported Credit”) against a supporting Bank Credit (the term “Credit” and collectively “Credits” shall mean and include any Bank Credit or Bank-Supported Credit). “Application” shall mean a written application from the Applicant in form and substance satisfactory to the Bank requesting the Bank to (i) issue or amend, at the Bank’s sole discretion, a Bank Credit and/or (ii) request and authorize the Bank to request and authorize a correspondent to issue or amend, a Bank-Supported Credit, which may be stated to be for the account of the Applicant or another specified party acceptable to the Bank in its sole discretion. In consideration of the foregoing, the Applicant hereby agrees with the Bank, for the benefit of the Bank, as follows:

1.
Reimbursement on Demand. The Applicant shall pay to the Bank on demand at the Bank’s office designated in the demand and on the date of such demand, the amount of each demand, draft, drawing or other request for payment (each, a "Demand") made by the beneficiary or its successors or assigns under any Bank Credit (each, a “Beneficiary”) (whether made before, on, or if in accordance with the law applicable to such Bank Credit, after the expiry date stated in the Bank Credit), except that if a time demand is made under such Bank Credit, the Bank may notify the Applicant of the amount and maturity date of such Demand and the Applicant will make such payment without demand sufficiently in advance of its maturity to enable the Bank to arrange for cover in same day funds to reach the place where such Demand is payable no later than the date of the maturity of such Demand. Each reimbursement or prepayment by the Applicant under this paragraph shall be made, either in the Local Currency equivalent of each Demand, (where “Local Currency” means the currency of the country in which the branch/agency of the Bank, set out on the written application of the Applicant, is located), paid or to be paid by the Bank, or in the currency in which the Bank is to make, has made, or may be called upon to make payment under the Bank Credit.

On each date on which any amount is due from the Applicant pursuant to this Agreement, the Applicant shall pay or cause to be paid the same to the Bank by delivering to the Bank a Federal Reserve Bank wire transfer confirmation number evidencing the wire transfer of such amount to The Bank of Nova Scotia, in accordance with the Bank’s wire transfer instructions) by 12 noon Eastern Time on such date. If such amount is so paid after 12 noon Eastern Time on such date, such amount shall not be considered paid on such date, but shall be considered paid on the next day the Bank is open for business and interest shall accrue thereon until such next day, payable on demand, at the rate specified in Section 3 hereof.

2.	Payment of Commissions, Fees, and Expenses. The Applicant shall pay to the Bank or any applicable correspondent, in the relevant currency, in immediately available or similar funds,

all commissions, fees, out-of-pocket costs and charges in connection with or arising out of the issuance of each Credit, pursuant to Annex A, Summary of Service Fees, Charges, Costs and Expenses, Effective January 1, 2011.

2.1    Letter of Credit Commission. The Applicant shall pay to the Bank in respect of each letter of credit issued upon its request a letter of credit commission on the face amount such letter of Credit outstanding at any time as follows:

(i)	0.975% per annum for The Cincinnati Insurance Company.

Except as otherwise provided or agreed, commissions, fees, expenses and charges payable to (i) the Bank shall be payable quarterly in arrears in each year commencing with the initial issuance of a Bank Credit and (ii) any applicable correspondent shall be payable as agreed in writing and when invoiced. The balance of unpaid commissions, fees, expenses and charges payable with respect to the Credits shall become immediately due and payable, at the Bank’s sole discretion, upon the earlier of (i) the expiry date of the final outstanding Credit following notification to the Applicant by the Bank that the Bank will no longer issue Credits on behalf of the Applicant, (ii) the date on which the Bank notifies the Applicant that the Bank will no longer issue Credits on behalf for the Applicant if there are no Credits outstanding at the time of notification, and (iii) the occurrence of an Event of Default.

3.
Payment of Interest. The Applicant agrees to pay to the Bank on demand (in the currency demanded) in respect of each Demand paid by the Bank or any correspondent and not reimbursed to the Bank under Section 1 hereof, and in respect of any other amounts payable to the Bank hereunder if not paid when due, interest on all amounts due and unpaid under Section 1 hereof or otherwise remaining unpaid hereunder from time to time, at the LIBO Rate (as defined below) plus 2% per annum, in each case calculated daily and payable monthly in arrears on the basis of a 360-day year for the actual number of days elapsed, from and including the date payment is due up to but excluding the date such payment, and all interest thereon, is paid by the Applicant to the Bank. Any amount of commissions, fees, expenses or other charges payable by the Applicant to the Bank or a correspondent that is not paid when due shall bear interest, from the date such amount of commissions, fees, expenses or charges was due until the date of payment in full, at the LIBO Rate plus 2% per annum payable upon demand and on the date of payment in full of such amount. The margin of 2% per annum over the LIBO Rate may be increased by the Bank upon notice to the Applicant.

Unless otherwise stated herein, all payments and deposits by Applicant under this Agreement shall be in the currency in which the Credit is payable, except that the Bank may, at its option, require payments and deposits by Applicant under this Agreement to be made in U.S. Dollars if the Credit is payable in a different currency.
“LIBO Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the rate for deposits of three months (or any other period selected by the Bank in its sole discretion) (rounded upwards, if necessary, to the next 1/100th of 1%) appearing on the Reuters Screen LIBOR01 Page (or any successor or substitute page of such service, or any successor to or substitute for such service as determined by the Bank) from time to time.

4.
Obligations Absolute. The Applicant authorizes and directs the Bank to pay any Demand on demand and in such currency as the Bank may determine to be appropriate, and as approved in writing by the relevant Beneficiary, without reference to or confirmation of the Applicant. The obligation of the

Applicant to reimburse the Bank in accordance with Sections 1, 2 and 3 herein shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances whatsoever and shall not be reduced by any Demand paid or acted upon being invalid, insufficient, inaccurate, false, fraudulent or forged or being subject to any defense or being affected by any right of set off, counter claim or recoupment which the Applicant may now or hereafter have against a Beneficiary, any other account party, the Bank, any correspondent or any other person for any reason whatsoever including the fact that any Credit is held by the Bank or any correspondent in its or their own right or the fact that the Bank or any correspondent paid a Demand or Demands (if applicable) aggregating up to the amount of any Credit notwithstanding:

(a)	any contrary instructions from the Applicant;

(b)	the occurrence of any event including, without limitation, the commencement of legal proceedings to prohibit payment of such Demand; or

(c)	the issuance of any order of any government, agency, governing body or court whether or not having jurisdiction in the premises.

Any payment, action, inaction or omission made, taken or suffered by the Bank or by any correspondent under or in connection with any Credit or any Demand made thereunder, other than any payment, action, inaction or omission made, taken or suffered by the Bank which is determined by a final judgment of a court of competent jurisdiction to constitute gross negligence or willful misconduct, shall be binding upon the Applicant and shall not place the Bank, or any correspondent under any resulting liability to the Applicant. Without limiting the generality of the foregoing, the Bank and the correspondents may receive, accept or pay as complying with the terms of the Credits, any Demand thereunder, otherwise in order which may be signed by, or issued to, the administrator or any executor or liquidator of, or the trustee in bankruptcy of, or the receiver for any property of, or other person or entity acting as the representative or in the place of, any applicable Beneficiary or its successors or assigns. The Applicant covenants that it will not take any steps, issue any instructions to the Bank or any correspondent, or institute any proceedings intended to derogate from the right or ability of the Bank or any correspondent to honor and pay any Demand.

5.
Payment of Taxes. All payments by the Applicant shall be made free and clear of and without deduction for any and all present and future taxes, levies and withholdings including stamp and documentary taxes, other than taxes imposed on the net income of the Bank (collectively "Taxes"). If the Applicant is required by law to deduct any Taxes from or in respect of any amount paid or payable hereunder, such amount shall be increased as necessary so that the Bank receives an amount equal to the sum it would have received had no such deductions been made and the Applicant shall pay same to the relevant taxing authority and give to the Bank acceptable evidence of such payment. The Applicant will indemnify the Bank for any Taxes paid by the Bank in respect of any amount paid or payable by the Applicant hereunder. The provisions of this Section shall survive payment in full hereunder.

6.	Event of Default. The occurrence of any one or more of the following events shall constitute an "Event of Default":

(a)	the non-payment of any of the obligations of the Applicant under this Agreement or otherwise when due;

(b)	the failure of the Applicant to perform or observe any obligation, term or covenant in this Agreement, or the Applicant’s breach of any representation or warranty made in Section 11 herein;

(c)
the default in the payment or performance of any obligation for the payment of money under any other agreement or instrument involving the borrowing of money or the advance of credit between the Applicant and any other party and such default continues after the expiration of any applicable grace period specified in the agreement or instrument relating to such indebtedness shall have occurred and be continuing after giving effect to any applicable cure or grace period or notice requirements;

(d)
an “Event of Default” as defined under the terms of that certain Credit Agreement dated as of May 13, 2014, among Cincinnati Financial Corporation as the Borrower, the lenders listed therein, PNC Bank National Association, as Administrative Agents, and N/A as Servicing Agent, as amended, restated, amended and restated or otherwise modified from time to time, or under any successor or replacement agreement (“Credit Agreement”), shall have occurred and be continuing after giving effect to any applicable cure or grace period or notice requirements;

(e)	there shall occur, in one or a series of transactions, the sale or transfer of, or the creation or assertion of a lien over, a substantial portion of the assets of the Applicant; or

(f)
the Applicant makes an assignment for the benefit of creditors, files a petition in bankruptcy, is unable generally to pay its debts as they come due, is adjudicated insolvent or bankrupt or there is entered any order or decree granting relief in any involuntary case commenced against the Applicant under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or if the Applicant petitions or applies to any tribunal for the appointment of any receiver, trustee, liquidator, assignee, custodian, sequestrator or other similar official of the Applicant or any substantial part of their respective properties, or commences any proceeding for a reorganization, readjustment of debt, dissolution, liquidation or other similar procedure under the law or statutes of any jurisdiction, whether now or hereafter in effect, or if there is commenced against the Applicant any such proceeding which remains undismissed or shall not be discharged, vacated or stayed, or such jurisdiction shall not be relinquished, within sixty (60) days after commencement, or the Applicant by any act, indicates its consent to, approval of or acquiescence in any such proceeding, or to an order for relief in an involuntary case commenced against it under any such law, or to the appointment of any receiver, trustee, liquidator, assignee, custodian, sequestrator or other similar official for it or a substantial part of its properties, or if Applicant suffers any such receivership, trusteeship, liquidation, assignment, custodianship, sequestration or other similar procedure to continue undischarged for a period of sixty (60) days after commencement or if the Applicant takes any action for the purposes of effecting the foregoing.

7.	Remedies. If any Event of Default shall have occurred and be continuing, the Bank may exercise any one or more of the following rights and remedies:

(a)	The obligation of the Bank to issue any Credit, if any such Credit has not yet been issued, shall terminate;

(b)
The Bank may, at the option of the Bank, declare any and all obligations (including, for the elimination of doubt, all contingent obligations as determined by the Bank, absent manifest or demonstrable error) of the Applicant under this Agreement to be, and such amounts shall thereupon become due and payable upon written demand to the Applicant, provided that upon the occurrence of an Event of Default under paragraph 6 (e), such acceleration shall automatically occur (unless such automatic acceleration is waived by the Bank in writing to the Applicant);

(c)	The Bank may, in its sole discretion, demand, and thereby obligate the Applicant to provide and maintain, cash collateral in an amount equal to the amount from time to time available under the Credit or Credits plus the amount of any other obligations of the Applicant that are due and unpaid under this Agreement. Such cash collateral shall be held by the Bank in an interest bearing account or in such other form as may be agreed upon in writing with the Applicant, to secure the Applicant’s potential reimbursement obligations (based upon the Bank’s contingent obligations under the Credit or Credits) and to pay any of the Applicant’s obligations when due hereunder;

(d)	The Bank may pursue any rights or remedies it may have under this Agreement; and
(e)    The Bank may pursue any other action or remedy available at law or in equity.

8.
Set-Off. Upon payment by the Bank of any Demand or upon the occurrence and during the continuance of any Event of Default, the Bank is hereby authorized to set‑off and apply any and all deposits (at any time held) and other indebtedness at any time owing by the Bank to or for the credit of the account of an Applicant against any and all obligations of the Applicant now or hereafter existing under this Agreement irrespective of whether or not the Bank shall have made demand under this Agreement and despite such deposit, indebtedness or obligation being unmatured or contingent. The rights of the Bank under this Section 8 are in addition to any other rights and remedies which the Bank may have.

9.
Indemnification. The Applicant agrees to indemnify and hold the Bank and each affiliate of the Bank, and the directors, officers, agents and employees of each of them, and each other person controlling any of the foregoing, within the meaning of either Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended (collectively, the “Indemnified Party”) harmless from and against, and to pay on demand, any and all claims, damages, losses, liabilities, costs and expenses whatsoever which any Indemnified Party may incur or suffer by reason of or in connection with the execution and delivery of this Agreement or in connection with any Credit, including, without limitation, in connection with the payment of any Credit, and further including, without limitation, the fees and expenses of counsel for the Indemnified Party with respect thereto and all fees and expenses, if any, in connection with the enforcement or defense of the rights of the Indemnified Party in connection with this Agreement or any Credit or the collection of any monies due under this Agreement or such other documents; except, only if, and to the extent that any such claim, damage, loss, liability, cost or expense shall be caused by the willful misconduct, bad faith or gross negligence of the Bank (as determined by a final non-appealable judgment of a court of competent jurisdiction) in performing its obligations under this Agreement or the willful misconduct, bad faith or gross negligence of the Bank (as determined by a final non-appealable judgment of a court of competent jurisdiction) in making payment against a Demand presented under any Credit which does not comply with the terms thereof (it being understood that in making such payment the Bank’s exclusive reliance on the documents presented to it in accordance with the terms of the applicable Credit as to any and all matters set forth therein, whether or not any statement or any document presented pursuant to such Credit proves to be forged, fraudulent or invalid in any respect or any statement therein proves to be untrue or inaccurate in any respect whatsoever shall not be deemed willful misconduct or gross negligence of the Bank). The Applicant, upon demand by any Indemnified Party at any time, shall defend (as described below) or shall reimburse such Indemnified Party for any legal or other expenses incurred in connection with investigating or defending against any of the foregoing. Promptly after receipt by any Indemnified Party of notice of the commencement, or threatened commencement, of any action subject to the indemnities contained in this Section 9, the Bank shall promptly notify the Applicant thereof; provided, however, that the failure of the Bank so to notify the Applicant will not affect the obligation of the Applicant to indemnify such Indemnified Party with respect to such action or any other action pursuant to this

Section 9. The obligations of the Applicant under this Section 9 shall survive payment of any funds due under this Agreement, the expiration of any Credit or any termination of this Agreement.

The Bank shall not in any way be responsible or have any liability for the form, correctness, genuineness, authority of any person signing, falsification or legal effect of any documents called for under any Credit if such documents on their face appear to be in order.

If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Applicant shall make the maximum contribution permissible under applicable law to the payment and satisfaction of each of the indemnified liabilities set forth in this Section 9. This Section 9 shall survive the payment in full and performance of the Applicants’ other obligations hereunder.

10.
Judgment Currency. If for the purpose of obtaining judgment in a court or tribunal in any jurisdiction it is necessary to convert an amount due hereunder in any currency (the "Obligation Currency") to an equivalent amount of another currency (the "Judgment Currency") such conversion shall be made at the rate of exchange quoted by the Bank at its branch referenced above at 10:00 a.m. on the Business Day (as defined below) immediately prior to the date of judgment. As a separate obligation which shall not be affected by judgment being obtained for other sums due hereunder, if the rate of exchange used to determine such equivalent amount is different from the rate of exchange prevailing on the date of actual payment of the amount so due, then the Applicant will pay such additional amounts (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount of the Judgment Currency received by the Bank will be sufficient to permit the Bank to convert such amount of the Judgment Currency to an amount in the Obligation Currency equal to the amount of the Obligation Currency owed hereunder.

A “Business Day” is any day other than (i) Saturday or Sunday, or (ii) a day on which banks located in New York, New York, or in Toronto, Ontario are required or authorized by law or executive order to close or remain closed.

11.	Representations and Warranties. The Applicant represents and warrants to the Bank as of the date of this Agreement and as of the date of issuance of each Credit hereunder, as follows:

(a)
it is a duly incorporated and validly existing corporation under the laws of its jurisdiction of formation and has all corporate power and authority to enter into and perform its obligations under this Agreement;

(b)	the entering into and the performance by it of this Agreement:

i.	have been duly authorized by all necessary corporate or other action on its part;

ii.	do not and will not violate its articles of incorporation, by‑laws or other constituting documents or any law, statute, rule or regulation applicable to it;

iii.
do not and will not result in a breach of or constitute (with or without the giving of notice, the lapse of time or both) a default under or require any consent under any contract or agreement to which it is a party or by which it or its property is bound; and

iv.	do not require the consent or approval of any governmental authority, person or other entity;

(c)
this Agreement and each Application has been or will be duly executed and delivered by the Applicant and constitutes or will constitute a valid and binding obligation of the Applicant enforceable against it in accordance with its terms, subject to the availability of equitable remedies and the effect of bankruptcy, insolvency and similar laws affecting the rights of creditors generally;

(d)
the Applicant is in compliance with all applicable corrupt practices and related legislation and does not (i) conduct any business or engage in making or receiving any contributions of funds, goods or services to or for the benefit of any Sanctioned Person (as defined below), or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to any Anti-Terrorism Requirement; and it will not use any Credit to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person (as defined below) or a Sanctioned Country (as defined below). An “Anti-Terrorism Requirement” means any laws or regulations relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the forgoing laws may from time to time be amended, renewed, extended or replaced). A “Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by the Office of Foreign Assets Control (“OFAC”) of the US Department of the Treasury as published by OFAC from time to time. A “Sanctioned Person” means (i) a person named on the list of Specially Designated Nationals or Blocked Person maintained by OFAC as published by OFAC from time to time; or (ii) an agency of the government of a Sanctioned Country, an organization controlled by a Sanctioned Country, or a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC; and

(e)	no Event of Default, or event or occurrence which with the giving of notice, lapse of time or both would or may constitute an Event of Default has occurred.

12.	Conditions Precedent. On or prior to the date of this Agreement the Bank shall have received each of the following in form and substance satisfactory to it:

(a)	duly executed copies of this Agreement;

(b)	true and accurate copies of its articles of incorporation, by‑laws and other constituting documents, and

(c)	any further document or information required by the Bank’s Know Your Customer (KYC) and Compliance areas.

The foregoing conditions are for the exclusive benefit of the Bank and may be waived by the Bank in whole or in part in its sole discretion.

13.
Conditions for the Issuance of Each Credit. The Bank shall have received the Applicant’s duly executed Application and all other certificates or documents as the Bank may reasonably request, in form and substance satisfactory to the Bank acting in its sole, reasonable discretion.

14.
AML Legislation. The Applicant acknowledges that, pursuant to applicable anti-money laundering, anti-terrorist financing, government sanction and "know your client" laws, rules and regulations (collectively, including any guidelines or orders thereunder, "AML Legislation"), the Bank may be required to obtain, verify and record information regarding the Applicant, its directors, authorized signing officers, direct or indirect shareholders or other persons in control of the Applicant, and the transactions contemplated hereby. The Applicant shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by the Bank, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

15.
Change in Law. If any Change in Law (“Change in Law” means (a) the introduction, enactment, adoption or phase-in of any law, rule, directive, guideline, decision or regulation after the date of execution of this Agreement (b) any change in any law, rule, directive, guideline, decision or regulation or in the interpretation or application thereof by any Governmental Authority (as defined below) after the date of execution of this Agreement; or (c) compliance by the Bank with any request, guideline, decision or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of execution of this Agreement) affects or would affect the amount of capital required or expected to be maintained by the Bank, and the Bank determines in good faith but in its sole and absolute discretion that the rate of return on its capital as a consequence of the Credits issued by the Bank is reduced to a level below that which the Bank could have achieved but for the occurrence of any such circumstance, then upon written notice from time to time by the Bank to the Applicant, the Applicant shall within five (5) days following receipt of such written notice pay directly to the Bank, additional amounts sufficient to compensate, on a prospective basis only, the Bank for such reduction in rate of return. A statement of the Bank as to any such additional amount or amounts shall, in the absence of manifest error, be conclusive and binding on the Applicant. In determining such amount, the Bank may use any method of averaging and attribution that it in its reasonable discretion shall deem applicable. As used in this Agreement, the term “Governmental Authority” means the government of the United States of America, Canada or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

16.
Costs, Expenses, Attorney’s' Fees. The Applicant shall pay immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (whether incurred at the trial or appellate level, in an arbitration or administrative proceeding, in bankruptcy (including, without limitation, any adversary proceeding, contested matter or motion) or otherwise), incurred by Bank in connection with (a) the enforcement, preservation or protection (or attempted enforcement, preservation or protection) of the Bank's rights, including, without limitation, collection of any amounts which become due hereunder or under any of the Credits, and (b) the prosecution or defense of any action in any way related to this Agreement or any of the Credits, including without limitation, any action for declaratory relief, and including any of the foregoing incurred in connection with any bankruptcy proceeding relating to an Applicant. The obligations of the Applicant under this Section 16 shall survive payment of any funds due under this Agreement, the expiration of any Credit or any termination of this Agreement.

17.
Miscellaneous. This Agreement shall be binding upon each Applicant, its successors and assigns and shall inure to the benefit of the Bank and its successors, transferees and assigns or each of them. Any provision of this Agreement which is void or unenforceable shall be ineffective to the extent void or unenforceable and shall be severable from the other provisions hereof and this Agreement shall be interpreted as if such provision were not included herein. None of the terms of this Agreement shall be amended except in writing signed by the Bank and any waiver by the Bank shall not constitute any further waiver. Whenever any payment or performance under this Agreement would otherwise be due on a day other than a Business Day, such payment shall be made on the next following Business Day, unless the next following Business Day is in a different calendar month, in which case the payment shall be made on the preceding Business Day.

18.
Extensions/Renewals. No Credit may have a maximum expiry date of more than one year from the date of issue. Any extension of the expiry date or renewal of any Credit (including any automatic extension or renewal provided for in such Credit), and any increase in the amount of a Credit or any modification of its terms, shall be in the sole and absolute discretion of the Bank. As a condition to any extension, renewal, increase or modification, the Bank may require changes, amendments or modifications to this Agreement including changes to the commissions payable in respect of such or other Credits pursuant to Section 2 and the interest rates, fees and expenses provided for in Section 3 ("Extension Modifications") which shall be agreed in writing between the Bank and the Applicant. Nothing in this Agreement shall limit or restrict the Bank's rights under each Credit to give notice under such Credit terminating the Credit or electing not to extend the expiry date or to renew such Credit in accordance with its terms (notwithstanding any provision for automatic extension or renewal). Any such extension of the expiry date or renewal of a Credit under the automatic extension or renewal provisions of such Credit or otherwise are expressly conditional upon the Bank and the applicable Applicant agreeing in writing to any Extension Modifications. Following any extension, renewal, increase or other modification of a Credit, this Agreement shall continue in full force and apply to such Credit as so extended, renewed, increased or otherwise modified, except to the extent otherwise agreed in writing between the Bank and the Applicant (including any Extension Modifications) and to any action taken by the Bank or any of its agents or any correspondent in accordance with the terms of extension, renewal, increase or other modification.

19.
Applicable Laws. Except as otherwise expressly provided, each Credit, if a standby letter of credit, shall be subject to the Uniform Customs and Practice for Documentary Credits as most recently published by the International Chamber of Commerce, (the “UCP”), or the International Standby Practices as most recently published by the same organization, (the “ISP”). This Agreement, the transactions described herein and the obligations of the Bank and the Applicant shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, without regard to principles of conflicts of law that may apply the laws of another jurisdiction, except, if a standby letter of credit issued by the Bank, to the extent that such laws are inconsistent with the UCP, or ISP and except if a letter of guarantee issues by the Bank, to the extent that such laws are inconsistent with the laws under which a drawing may be made under such letter of guarantee. Bank-Supported Credits shall be subject to applicable laws and/or practices as may by their terms or otherwise be applicable. THE APPLICANT AND THE BANK AGREE THAT ANY ACTION OR PROCEEDING TO ENFORCE OR ARISING OUT OF THIS AGREEMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS. THE APPLICANT WAIVES PERSONAL SERVICE OF PROCESS AND AGREES THAT A SUMMONS AND COMPLAINT COMMENCING AN ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE PROPERLY SERVED AND SHALL CONFER PERSONAL JURISDICTION IF SERVED BY REGISTERED OR CERTIFIED MAIL TO THE APPLICANT, OR AS OTHERWISE PROVIDED BY THE LAWS OF THE STATE OF NEW YORK OR THE UNITED STATES. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY CREDIT, OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

THE APPLICANT AGREES THAT THE BANK SHALL HAVE THE RIGHT TO PROCEED AGAINST THE APPLICANT OR ITS PROPERTY IN A COURT IN ANY LOCATION TO ENABLE THE BANK TO REALIZE ON SUCH PROPERTY, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF THE BANK. THE APPLICANT WAIVES

ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH THE BANK HAS COMMENCED A PROCEEDING DESCRIBED IN THIS SUBSECTION.

20.	Headings. The captions and headings in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

21.
Further Assurances. At the request of the Bank, the Applicant shall each do all such further acts and execute and deliver all such further documents as may, in the reasonable opinion of the Bank, be necessary in order to fully perform and carry out the purpose and intent of this Agreement.

22.	Financial and Other Reporting. So long as there are Credits outstanding, the Applicant shall deliver to the Bank:

(a)
as soon as available, but not later than 90 days after and as of the end of each fiscal year commencing with the fiscal year ending December 31, 2017, a copy of the consolidated statutory basis financial statements as of the end of such fiscal year commencing with the fiscal quarter ending June 30, 2018, and other financial information and reports of the Applicant, as the Bank may reasonably request;

(b)
contemporaneously with delivery of the financial statements referenced in Section 22 (a) a certificate from a senior officer of the Applicant, indicating (i) the statements fairly represent the financial position and results of operations of the Applicant for the period then ended on a consolidated basis in accordance with the accounting practices prescribed by the Insurance Deaprtment of the State of Ohio, and (ii) no Event of Default has occurred under this Agreement;

(c)	prompt notice of any Event of Default, which specifies the nature and period of existence of the default and the action the Applicant proposes to take thereto; and

(d)	such other information as Bank may reasonably request from time to time.

23.
Notices. Any notice required or permitted to be given hereunder will be in writing, will be addressed to the party to be notified at the address set forth below, or at such other address as each party may designate for itself from time to time by notice hereunder, and will be deemed to have been validly given (i) five days following deposit in the mail in Canada or the United States, with proper first‑class postage prepaid, (ii) the next Business Day after notice was delivered to a regularly scheduled overnight delivery carrier, or (iii) upon confirmation of receipt of notice given by fax, email or personal delivery:

To Applicant:	The Cincinnati Insurance Company 6200 S. Gilmore Rd. Fairfield, OH 45014 Attention: James Faust Telephone:513-603-5452 Email: james_faust@cinfin.com
To the Bank:
The Bank of Nova Scotia
GWS Lending Services, Corporate Credit
720 King Street West, 2nd Floor
Toronto, Ontario, M5V 2T3
Attention: Loan Administration -Noel Corraya
Telephone: 416-649 3994
Facsimile: 212 225 5709
Email: noel.corraya@scotiabank.com

with copies to:
The Bank of Nova Scotia
250 Vesey Street
New York, NY 10281
Attention: Priya Raghavan
Telephone: 212 225 5698
Email: Priya.raghavan@scotiabank.com

and to:

Chief Legal Officer, U.S. The Bank of Nova Scotia, New York Agency 250 Vesey Street New York, NY 10281 Email: US.Legal@scotiabank.com

24.
Counterparts and Facsimile. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and such counterparts together shall constitute one and the same agreement. The delivery of a facsimile or other electronic copy of an executed counterpart of this Agreement shall be deemed to be valid execution and delivery of this Agreement, and the party delivering a facsimile or electronic copy shall deliver an original copy of this Agreement as soon as possible after delivering the facsimile or electronic copy.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

THE CINCINNATI INSURANCE COMPANY

By: _/s/ Michael J. Sewell_________

Printed Name: Mike Sewell

Title: Chief Financial Officer

THE BANK OF NOVA SCOTIA
By: _/s/ Kevin Chan______________

Printed Name: Kevin Chan

Title: Director

Annex A
Summary of Service Fees, Charges, Costs and Expenses, Effective January 1, 2011

THE BANK NOVA SCOTIA NEW YORK AGENCY

SUMMARY OF SERVICE FEES, CHARGES, COSTS & EXPENSES
Effective January 1st, 2011
FOR
DIRECT PAY LETTERS OF CREDIT
STANDBY LETTERS OF CREDIT

Issuance	US$100
Advising	US$100
Cancellation	US$75
Amendment	
Direct Pay LC	US$100
Regular SLC	US$75
Drawing	
Payment (regular/scheduled)	US$250
Payment (irregular/unscheduled)	1/8%, min US$125, max US$2,000 for one or more days after drawing max US$5,000 for same day drawing
Discrepancies	US$75
Wire transfer	US$50
Transfer	¼%, min US$200, max US$2,500
Out-of-pocket	
courier	US$30 within USA, cost plus US$10 outside USA
telex/cable	US$50

Scotiabank